UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AGILYSYS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RCG PB, LTD.
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
JOHN MUTCH
STEVE TEPEDINO
JAMES ZIERICK

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Agilysys, Inc., an Ohio corporation (the “Company”).

Item 1: On February 2, 2009, Ramius issued the following press release:

Ramius Sends Letter to Agilysys Shareholders

NEW YORK--(BUSINESS WIRE)--Ramius LLC:

Believes Current Board has Failed to Effectively Oversee Agilysys and Lacks the Relevant Experience and Necessary Skills to Restructure the Company

Reiterates Qualifications of Ramius’ Independent, Highly Qualified, Director Nominees; Questions Company’s Unwillingness to Work Cooperatively with Significant Shareholder

RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, together with their respective affiliates (collectively, “Ramius”) today announced that it has sent a letter to the shareholders of Agilysys, Inc. (“Agilysys” or the “Company”) (NasdaqGS: AGYS - News), highlighting the need for substantial changes to the composition of the Company’s Board of Directors (the “Board”) and reiterating its commitment to nominating three highly qualified and independent candidates for election at the 2008 Annual Meeting of Shareholders. Ramius also questions the Company’s apparent unwillingness to work constructively with a large shareholder to avoid a contested election process. Ramius is the beneficial owner of approximately 13% of the Company’s outstanding common shares.

Ramius Partner Mark Mitchell stated, “Over the past twelve months, Agilysys’ stock price has declined by approximately 77%. This massive destruction of shareholder value is, in large part, due to failed acquisitions, bloated costs, poor management execution, and failed strategic initiatives. Given this poor performance, as the Company begins the process of restructuring, we believe it is critical for the Board to have relevant industry experience in order to make better strategic and operational decisions.”

Added Mitchell, “The three independent director nominees we have nominated for election at the 2008 annual meeting have the requisite skills and experience to help guide a successful turnaround at Agilysys. If elected, our nominees – John Mutch, Steve Tepedino and James Zierick – are committed to working with the other members of the Board to maximize value for all shareholders. Although we are disappointed that Agilysys has shown an unwillingness to work cooperatively with us, their second largest shareholder, we are committed to ensuring that shareholders’ best interests are represented on the Board.”

The full text of the letter follows:

February 2, 2009

TO: Shareholders of Agilysys, Inc.

CC: Mr. Martin F. Ellis (President and CEO)
Mr. Keith M. Kolerus (Chairman of the Board of Directors)
Mr. Charles F. Christ (Director)
Mr. Thomas A. Commes (Director)
Mr. R. Andrew Cueva (Director)
Mr. Howard V. Knicely (Director)
Mr. Robert A. Lauer (Director)
Mr. Robert G. McCreary, III (Director)
Ms. Eileen M. Rudden (Director)

Fellow shareholder:

RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, together with their respective affiliates (collectively, “Ramius”), currently owns approximately 13% of the outstanding common stock of Agilysys, Inc. (“Agilysys” or the” Company”), making us the second largest shareholder of the Company. Over the past twelve months, the value of Agilysys’ shares has declined by approximately 77%. We believe this decline, in large part, is due to continuing poor operating performance, failure to timely file financial statements, and a failed auction process. Although the Company has made management changes and begun the process of seeking to reduce costs, these changes do not go nearly far enough in order to put the Company back on the path towards maximizing shareholder value. This Board of Directors (the “Board”) has overseen multiple failed acquisitions, a bloated cost structure, poor management execution, and failed strategic initiatives. We believe the time has come for substantial changes to be made to the composition of the Board.

As you may be aware, on June 20, 2008, we delivered a letter to the Company nominating three highly qualified candidates for election to the Board at the Company’s 2008 Annual Meeting. The three nominees, John Mutch, Steve Tepedino, and James Zierick (the “Nominees”) have extensive experience in the Value-Added Reselling (“VAR”), distribution, and software industries. We went to great lengths to seek out candidates who collectively possess the appropriate skill sets to help oversee a turnaround of Agilysys. For several months now, we have tried to work cooperatively with management and the Board to reach an amicable resolution with the objective of improving the quality and effectiveness of the Board while avoiding the necessity for a costly proxy contest. Unfortunately, at this point, we have reached an impasse despite Ramius’ good faith efforts and negotiations.

Compared to its peers, Agilysys currently operates at substantially lower operating margins. We believe this is primarily attributable to an inefficient cost structure, a misguided growth strategy, and lack of management execution. Given this poor performance, as the Company begins the process of restructuring, we believe it is critical for the Board to have relevant industry experience in order to help make strategic and operational decisions.

Since over 85% of Agilysys’ revenue comes from the VAR business and in light of the Company’s poor operating history in that area, it would seem logical that the Board should have directors with relevant experience in that industry. However, at the current time, the Board is lacking in this area of expertise. Since the time of our initial investment, we have tried to impress upon management that it is imperative for the Board to have a knowledgeable VAR expert. The Company has done nothing to address this void in the boardroom. To that end, we initially nominated, and subsequently recommended for appointment to the Board through a settlement, Steve Tepedino. Mr. Tepedino has an extensive background in the VAR and distribution industries that spans 25 years. Notably, he has a record of high performance over 22 years at Avnet, Inc. and since May 2006 has successfully built a management consulting firm specializing in the VAR industry.

Unfortunately, the current Agilysys Board has not been receptive to our recommendation and has instead taken the position that the Board will not interview Mr. Tepedino, nor consider him as a candidate for the Board. The Board bases this decision on the claim that they believe Mr. Tepedino to be conflicted. However, when asked repeatedly to explain with specificity the nature of his alleged conflicts, they decline to provide any details or constructive feedback. It is our firm belief that Mr. Tepedino is not actually conflicted and, if named or elected to the Board, would be instrumental in helping to guide a successful turnaround at Agilysys.

In addition to the strong qualifications of Mr. Tepedino, our other two nominees, John Mutch and James Zierick, are also highly qualified and ready to serve the best interests of Agilysys shareholders. Mr. Mutch and Mr. Zierick have both had highly successful careers in the software and technology industries, and, together with Mr. Tepedino, provide a solid base of strategic and operational experience. We believe this is exactly the type of experience necessary to guide Agilysys to a prosperous recovery. Detailed biographies of the Nominees are included below.

Agilysys’ position on our Nominees, particularly Mr. Tepedino, is perplexing especially given the nature of the Company’s corporate governance and bylaws. Ohio law provides that shareholders have the right to cumulate votes in the election of directors. This provision effectively gives each share one vote for each board seat up for election at the annual meeting. In the case of the 2008 meeting, there are three seats up for election, and therefore, each share is entitled to three votes. With cumulative voting, shareholders are then able to either apply those three votes evenly over three director nominees or accumulate the three votes and apply all three votes to one or more director nominees. In light of the ability to cumulate votes, with our approximately 13% stake in the Company and with the support of other stockholders, it should be clear to the Board that we have the ability to obtain Board representation at the upcoming annual meeting (which is the delayed 2008 annual meeting as a result of the Company’s failure to timely file audited financial statements) and at the 2009 annual meeting which we understand the Board intends to hold in the summer of 2009.

Based upon the foregoing and the clear need for meaningful change on the board of a company which has continually failed to adequately address the serious issues facing it, it seems to us a waste of Company resources to force a costly and distracting proxy contest. Unfortunately the Board has left us no choice. We are committed to taking the necessary steps to add the right representatives to the Board with the business experience necessary to address the serious problems facing the Company. We are confident in our ability to succeed at the 2008 annual meeting.

As we have outlined above, we firmly believe that substantial change to the Agilysys Board is warranted. The current Board has overseen the Company through a period of massive shareholder value destruction and yet has been unwilling to work cooperatively with us, their second largest shareholder. Over the coming weeks, we will be filing proxy materials and communicating with shareholders in relation to the 2008 Annual Meeting of Shareholders. We greatly appreciate your attention and support.

Best Regards,

/s/

Mark R. Mitchell
Ramius LLC
Partner

Biographies of the Nominees:

John Mutch (Age 52) is the founder and a Managing Partner of MV Advisors, LLC. In March 2003, Mr. Mutch was appointed to the Board of Directors of Peregrine Systems Inc. (“Peregrine”), a global enterprise software provider, to assist Peregrine and its management in development of a plan of reorganization, which ultimately led to Peregrine’s emergence from bankruptcy. From August 2003 to December 2005, Mr. Mutch served as President and Chief Executive Officer of Peregrine, during which time he restructured and stabilized its business operations and led Peregrine through its acquisition by Hewlett-Packard. Mr. Mutch served as a director of Overland Storage Inc., a provider of data protection appliances, from April 2003 to June 2005. From 2002 to 2003, Mr. Mutch served as a director of Brio Software, Inc., a developer of software products. Mr. Mutch served as President of HNC Software (“HNC”), an enterprise analytics software provider, from September 1999 to June 2001, and as Chief Executive Officer from December 1999 until the sale of HNC to Fair Isaac Corporation in August 2002. Mr. Mutch joined HNC in 1997, and from 1997 to 1999 served in various other senior executive positions, including Vice President of Marketing and Corporate Development and President of HNC Insurance Solutions. In 1994, Mr. Mutch founded MVenture Holdings, Inc., a private equity fund that invests in public and private technology companies, which became Mventure Holdings LLC in 2002. Mr. Mutch is a director of, and serves on the audit committee of, Edgar Online, Inc. Mr. Mutch is a director of, and serves as the chairman of the audit committee of, Adaptec, Inc. Mr. Mutch is the chairman of the board of directors of Aspyra, Inc. and serves on its nominating committee. Mr. Mutch earned a B.S. in Applied Economics from Cornell University, where he serves on the advisory board for the undergraduate school of business, and a Masters of Business Administration from the University of Chicago Graduate School of Business.

Steve Tepedino (Age 47) was a co-founder, and has served as President and Chief Executive Officer, of Channel Savvy LLC, a management consulting firm specializing in technology channels, since May 2006. Additionally, since May 2006 Mr. Tepedino has served as a Member of JET Creative LLC, a management consulting company specializing in the information technology industry. From 1984 to 2006, Mr. Tepedino worked in various positions within divisions of Avnet, Inc., a Fortune 500 company focused on global technology distribution. From 2005 to 2006, Mr. Tepedino served as Vice President of Avnet, Inc. and President of Avnet Technology Solutions, Americas, a global technology sales and marketing organization with operations in the United States, Mexico and Canada. From 2002 to 2005 Mr. Tepedino served as President of Avnet Partner Solutions, Americas, an industry-leading, value-added distributor and provider of servers, storage, software and services, with operations in the United States, Mexico and Canada. Mr. Tepedino earned a B.S. in Engineering Chemistry from State University of New York at Stony Brook.

James Zierick (Age 52) has served as interim Chief Executive Officer of Aspyra, Inc. (“Aspyra”), a healthcare information technology and service provider that specializes in Clinical Information Systems (CIS) and Diagnostic Information Systems (DIS) for healthcare providers, since February 2008 and a director of Aspyra since September 2007. From January 2007 to December 2007, Mr. Zierick served as Chief Executive Officer of LogicalApps, Inc., a provider of embedded controls software for enterprise applications. From 2004 to 2006, Mr. Zierick was Executive Vice President of Worldwide Field Operations for Peregrine, where he led a 350 person sales, alliance, customer support and professional services organization. From 1989 to 2003, Mr. Zierick was a Principal in McKinsey & Company, where he helped lead the company’s Southern California technology and operational effectiveness practices. Mr. Zierick earned a Masters of Business Administration from Dartmouth College, Amos Tuck School of Business, a B.S. in Engineering from Dartmouth College, Thayer School of Engineering, and a B.A. in Engineering Sciences from Dartmouth College.

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2008 annual meeting of shareholders of Agilysys, Inc., an Ohio corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Value and Opportunity Master Fund, Parche, LLC (“Parche”), Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), RCG PB, Ltd. (“RCG PB”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), John Mutch (“Mr. Mutch”), Steve Tepedino (“Mr. Tepedino”) and James Zierick (“Mr. Zierick”).

As of the date of this filing, Value and Opportunity Master Fund beneficially owns 2,342,130 shares of Common Stock of the Company. Parche beneficially owns 323,761 shares of Common Stock of the Company. RCG PB beneficially owns 277,103 shares of Common Stock of the Company. RCG Starboard Advisors, as the investment manager of Value and Opportunity Master Fund and the managing member of Parche, is deemed to be the beneficial owner of the 2,342,130 shares of Common Stock of the Company owned by Value and Opportunity Master Fund and the 323,761 shares of Common Stock of the Company owned by Parche. Enterprise Master Fund, as the sole non-managing member of Parche and owner of all economic interests therein, is deemed to be the beneficial owner of the 323,761 shares of Common Stock of the Company owned by Parche. Ramius Advisors, as the investment advisor of each of Enterprise Master Fund and RCG PB, is deemed to be the beneficial owner of the 323,761 shares of Common Stock of the Company owned by Parche and the 277,103 shares of Common Stock of the Company owned by RCG PB. Ramius, as the sole member of each of RCG Starboard Advisors and Ramius Advisors, C4S, as the managing member of Ramius, and Messrs. Cohen, Stark, Strauss and Solomon, as the managing members of C4S, are each deemed to be the beneficial owners of the 2,342,130 shares of Common Stock of the Company owned by Value and Opportunity Master Fund, the 323,761 shares of Common Stock of the Company owned by Parche and the 277,103 shares of Common Stock of the Company owned by RCG PB. Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock of the Company owned by Value and Opportunity Master Fund, Parche and RCG PB by virtue of their shared authority to vote and dispose of such shares of Common Stock. As of the date of this filing, Mr. Mutch does not beneficially own any shares of Common Stock of the Company. As of the date of this filing, Mr. Tepedino beneficially owns 10,670 shares of Common Stock of the Company. As of the date of this filing, Mr. Zierick beneficially owns 775 shares of Common Stock of the Company.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080